EXHIBIT 10.1

AMENDMENT TO
TRIZEC PROPERTIES, INC.
DEFERRED COMPENSATION PLAN
Effective: May 4, 2004

May 4, 2004

     WHEREAS, the Board of Directors of Trizec Properties, Inc. (the “Corporation”) previously adopted the Trizec Properties, Inc. Deferred Compensation Plan, a non-qualified deferred compensation plan, which permits the voluntary deferral of all or a portion of cash or stock equivalent compensation payable to a select group of highly compensated and management employees (the “Employee Deferral Plan”);

     WHEREAS, the Employee Deferral Plan provides that any deferral elections made by participants with respect to Restricted Stock Units must be made into the Restricted Stock Unit Account under the Plan, and that such Account will be distributed to a participant upon his or her termination of service with the Corporation, or upon an earlier date selected by the participant; and

     WHEREAS, due to administrative difficulties associated with participants being able to select an earlier distribution date, the Board of Directors deems it to be in the best interests of the Corporation to amend the Employee Deferral Plan to require that any deferral of Restricted Stock Units into the Restricted Stock Unit Account be payable from such Account only upon the participant’s eventual termination of service with the Corporation and not upon an earlier date selected by a participant; and

     WHEREAS, the Board of Directors does not deem it advisable to override any participant elections made prior to the effective date of this amendment.

     NOW, THEREFORE, BE IT RESOLVED, that the Employee Deferral Plan is hereby amended, as provided by Section 9.1 of the Plan, as follows:

Section 2.1(b) shall be deleted and replaced in its entirety by the following:

“Restricted Stock Rights Account; each Participant shall have one (1) Restricted Stock Rights Account, except as may be necessary to accommodate the provisions of Section 5.2(a) and (b)”;

Section 3.2(e) shall be amended by adding the following to the end of the first sentence:

“or Accounts as may be provided in Section 5.2 below.”;

Section 5.2 shall be deleted and replaced in its entirety by the following:

5.2.	Restricted Stock Rights Account.

a)	Deferral Elections Prior to May 4, 2004. The Restricted Stock Rights Account shall be distributed to the Participant upon the termination of service with the Company, or upon the earlier date selected by the Participant prior to the first deferral of Restricted Stock Rights under this Plan, but in no event shall the date selected be earlier than three years following the date which the Restricted Stock Rights would have otherwise been vested and settled pursuant to the terms of the 2002 Long Term Incentive Plan and the applicable award agreement. The Participant may, subsequently amend the intended date of distribution to a date later than that date initially chosen, by filing such amendment with the Committee no later than twelve (12) months prior to the initial date of payment. The Participant may file this amendment to defer the receipt of benefits under this paragraph only once, and each amendment must provide for a payout under this paragraph at a date later than the election in force immediately prior to a filing of such amendment.

b)	Deferral Elections On or After May 4, 2004. Notwithstanding anything else to the contrary, amounts deferred into the Restricted Stock Rights Account pursuant to a Deferral Commitment filed with the Committee on or after May 4, 2004, shall be distributed only upon the termination of service with the Company.

c)	Payment of Account. The payment of this Account(s) will be satisfied by the distribution of actual shares of Company common stock. Such shares shall be distributed in a lump sum or in equal annual installments up to a maximum of five (5) installments as selected by the Participant at least one year prior to the date of payment from this Restricted Stock Rights Account(s). Distribution of shares shall commence as soon as practical, but in no event later than sixty days after the date of the Participant’s termination of service with the Company (or such other date selected by the Participant pursuant to this Section 5.2). If the Form of Payment selected provides for subsequent payments, such subsequent payments shall be made on or about April 1st of each succeeding year.

The references throughout the Employee Deferral Plan to “Restricted Stock Units” and “Restricted Stock Unit Account” shall be changed to “Restricted Stock Rights” and “Restricted Stock Rights Account” to more accurately reflect the nature of the rights being deferred.

     BE IT FURTHER RESOLVED, that the Committee designated to oversee the operation of the Plan has been charged with the responsibility of implementing this amendment, including preparation and dissemination of participant communication materials regarding this amendment, and any other steps deemed necessary to effect these Resolutions.